Exhibit 16.1

April 24, 2025

Securities and Exchange Commission

   100 F Street, N.E.

   Washington, DC 20549

Commissioners:

We have read the statements made by Integrated BioPharma, Inc. under Item 4.01 of its Form 8-K dated April 24, 2025.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Integrated BioPharma, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP

Morristown, New Jersey